Exhibit 4.12

Huiyue Financial Leasing (Ningbo) Co., Ltd.

(Hereinafter, the “Company”)

Equity Adjustment Agreement

Party A (Original Shareholder):	Mercury International Financial Leasing (Tianjin) Co., Ltd
（晨星国际融资租赁（天津）有限公司）

Party B (Original Shareholder):	Zhongtou Jinchuang (China) Financial Holding Group Ltd.
（中投金创（中国）金融控股集团有限公司）

Party C (Original Shareholder):	Jin Shang International Financial Leasing Co., Ltd.
（晋商国际融资租赁有限公司）

Pursuant to the resolution of August 28, 2018 by the Company’s board, the original and hew shareholders, upon mutual consultation, have reached the agreement as follows.

The contents of this agreement:

(1)	Agreed that the amount of registered capital be adjusted to ¥1 billion from the original ¥500 million, and the increased part will be capital contribution of ¥75 million from Mercury International Financial Leasing (Tianjin) Co., Ltd. (Party A) and the method of the contribution is in currency; capital contribution of ¥125 million from Zhongtou Jinchuang (China) Financial Holding Group Ltd. (Party B) and the method of the contribution is in off-shore Renminbi; capital contribution of ¥300 million from Jin Shang International Financial Leasing Co., Ltd. (Party C) and the method of the contribution is in currency; the time of capital contribution: must be fully paid in within 30 days upon the Company’s completion of change registration.

(2)	After the increase of registered capital, the contribution amount and the contribution ratio for each party is as follows:

Party A: Mercury International Financial Leasing (Tianjin) Co., Ltd’s amount of capital contribution in currency is ¥450 million and its ratio of contribution is 45%;

Party B: Zhongtou Jinchuang (China) Financial Holding Group Ltd.’s amount of capital contribution in off-shore Renminbi is ¥250 million and its ratio of contribution is 25%;

Party C: Jin Shang International Financial Leasing Co., Ltd.’s amount of capital contribution in currency is ¥300 million and its ratio of contribution is 30%;

(3)	Each shareholder’s rights and obligations in the Company will be changed according to the change in its equity.

(4)	The relevant provisions of By-Laws shall be amended and the new By-Laws shall be adopted.

(The following is the signature page; Huiyue Financial Leasing (Ningbo) Co., Ltd.’s Equity Adjustment Agreement is attached)

Signature (Seal) of All Shareholders:

/seal/	Mercury International Financial Leasing (Tianjin) Co., Ltd
/personal chop/	GONG Qingfan

/seal/	Zhongtou Jinchuang (China) Financial Holding Group Ltd.
/personal chop/	GONG Qingfan

/seal/	Jin Shang International Financial Leasing Co., Ltd.
/signature/	MU Renhui

/seal/	Huiyue Financial Leasing (Ningbo) Co., Ltd.
/personal chop/	GONG Qingfan

August 28, 2018